300 -1055 W. Hastings Street

Vancouver, BC, Canada V6E 2S9

Ph: 604.685.5492 Fax: 604.684.6024

www.buffalogold.ca

JAMES WALCHUCK JOINS BUFFALO’S ADVISORY BOARD

Vancouver, B.C., February 10, 2006 - Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to report that James Walchuck, the President and Chief Executive Officer of Tournigan Gold Corporation has been appointed to Buffalo’s Board of Advisors.  Mr. Walchuck (B.Sc., P.Eng. is a mining professional with over 25 years of experience in the mining industry. The scope of his experience includes work in Canada, Ghana and Tanzania.  Mr. Walchuck was the Manager Mining for Barrick at the Bulyanhulu Gold Mine in Tanzania from July 1999 to Aug 2002.  There he oversaw the building of a multi-million-ounce, high-grade underground mine in 24 months and achieved over two million man-hours without a lost-time accident.  Prior to his six year involvement with Bulyanhulu (first as Senior Project Manager with Sutton Resources then as Manager Mining for Barrick), Mr. Walchuck was Manager of Mining and then Manager - Corporate Operations for Royal Oak Mines. This was preceded by a 5-year term as Chief Mining Engineer for Tarkwa Goldfields in Ghana. A member of the Professional Engineers of Ontario for 24 years, Mr. Walchuck holds Bachelor Degrees in both Science and Engineering.

Buffalo also reports that it has, subject to regulatory approval, granted incentive stock options entitling the purchase of up to 500,000 shares at a price of USD$0.86 per share until February 10, 2008.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U) please visit our website at www.buffalogold.ca

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

_______________________________

Damien Reynolds,

Chairman of the Board of Directors

and Chief Executive Officer

For further information please contact:

Julie Hajduk, Investor Relations

Buffalo Gold Ltd.,

Tel: 604.685.5492

E-mail: julie@buffalogold.ca

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